Exhibit 10.5.2

Stratum Holdings, Inc.

Three Riverway, Suite 1500

Houston, Texas  77056

March 3, 2008

Mr. D. Hughes Watler, Jr.

c/o Stratum Holdings, Inc.

Three Riverway, Suite 1500

Houston, Texas  77056

Re:          Stay Bonus Arrangement

Dear Mr. Watler:

As you are aware, pursuant to resolutions adopted at a special meeting of the Board of Directors of Stratum Holdings, Inc., a Nevada corporation (the “Company”), held on March 3, 2008, the Board of Directors of the Company has approved the payment of a stay bonus to you in the amount of $70,000.  The Company is paying such amount to you in consideration for services you rendered to the Company in connection with the sale of Petroleum Engineers, Inc., a Louisiana corporation and wholly owned subsidiary of the Company, and for consulting services to be rendered by you to the Company after the closing of such transaction.  The Company will arrange for payment of such amount to be made to you upon your completion of your service to the Company, which is scheduled to occur on or about May 15, 2008.

Please acknowledge your receipt of this letter and your agreement with the above terms by signing your name in the space provided below.

Sincerely,

/s/ Richard A. Piske, III

Richard A. Piske, III
Chief Executive Officer

Accepted and Agreed:

/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr.